Exhibit 99.1

POORE BROTHERS PROMOTES THOMAS F. TIERNEY

TO SENIOR VICE PRESIDENT OF SALES

October 19, 2004 — Poore Brothers, Inc. (Nasdaq: SNAK) today announced the promotion of Thomas F. Tierney to Senior Vice President of Sales.  Mr. Tierney was previously the Vice President of Sales for Grocery and will now be responsible for the Company’s entire direct sales organization and broker sales management.

“The Company is pleased to announce the promotion of Mr. Thomas Tierney to Senior Vice President of Sales,” commented Mr. Thomas Freeze, President and Chief Executive Officer.  “This promotion recognizes Mr. Tierney’s demonstrated sales and leadership skills and his contributions to the Company’s performance since he joined the Company three years ago.  Prior to joining the Company, Tom had an extensive background in consumer product sales, including over fifteen years of experience in selling to customers in the grocery, drug, mass, club, dollar and military channels while working for The Sunbeam Corporation and The Dial Corporation.  During his career, Tom has also overseen the development of trade merchandising and spending programs which are so important to our success.”

About Poore Brothers, Inc.

With facilities in Indiana and Arizona, Poore Brothers is a marketer and manufacturer of Intensely Different™ salted snack foods under a variety of owned or licensed brand names, including T.G.I. Friday’s®, Tato Skins®, Poore Brothers®, Bob’s Texas Style®, and Boulder Potato Company®.  For further information about Poore Brothers or this release, please contact Thomas W. Freeze, President and Chief Executive Officer, at (623) 932-6203, or logon to http://www.poorebrothers.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers and key employees, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

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